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                                                                    EXHIBIT 99

P R E S S        R E L E A S E

FOR IMMEDIATE RELEASE                     CONTACTS:

                                          Stephen E. Lerch
                                          Executive Vice President,
                                          Chief Financial Officer
                                          iDine Rewards Network Inc.
                                          (305) 892-3306

                                          Allan Jordan/Marlene Wechselblatt
                                          Golin/Harris International
                                          (212) 697-9191

                         SAMUEL ZELL ELECTED CHAIRMAN OF
                  iDINE REWARDS NETWORK INC. BOARD OF DIRECTORS

Miami, FL September 23, 2002 -- iDine Rewards Network Inc., (AMEX: IRN) the nation's leading provider of dining rewards programs, today announced that its board of directors elected Samuel Zell as Chairman at its regularly scheduled board meeting.

Mr. Zell succeeds Sheli Z. Rosenberg in the position, although
Ms. Rosenberg will remain a member of the board.

Mr. Zell is the Chairman of the Board of Directors of Equity Group Investments, L.L.C. (EGI) a private investment company. An EGI affiliate is iDine's largest shareholder controlling approximately 21% of iDine's fully diluted shares.

iDine Rewards Network Inc., based in Miami, Florida, offers its members a variety of dining savings and rewards programs at more than 8,600 restaurants throughout the United States via means of a registered credit card platform. The Company currently has 12.8 million credit cards registered through 9.8 million enrolled accounts. Dining incentives are offered through the Company's dining programs, either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer programs, club memberships or other affinity organizations. iDine Reward Network's common stock trades on the American Stock Exchange (AMEX) and alongside its Series A Preferred Stock on the Philadelphia Stock Exchange (PHLX).

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Statements in this release that are not strictly historical are
"forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.